Envirometrics, Inc

9229 University Blvd.
Charleston, SC  29406
843-553-9554
843-569-8792 Fax


January 18,1999

Greg Pearce, Esq.
Pratt-Thomas, Pearce, Epting and Walker PA
16 Charlotte Street
Charleston, SC.  29401

          Re: Payoff on Note and Mortgage dated 12/19/96 from Dr. James W. Miller to Envirometrics, Inc.

Dear Mr. Pearce:

We wish to advise you that the amount required to satisfy the above note and mortgage in full as of January 20, 1999 will be Two Hundred Eighteen Thousand One Hundred Seventy-three and 93/100 Dollars ($218,173.93). Upon receipt of this amount (and the per diem, if any), we shall execute a satisfaction of the mortgage.

The per diem interest for each day following 1/20/99 will be $60.22.

This letter shall be valid through January 31, 1999.


Sincerely yours,



Elsie L. Rose
Secretary-Treasurer